Exhibit 5.5

[Letterhead of Davis Graham & Stubbs LLP]

October 10, 2014

Sabra Health Care Limited Partnership

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Sabra Capital Corporation

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Ladies and Gentlemen:

We have acted as special counsel in the State of Colorado to Sable-Aurora, LLC, a Colorado limited liability company (the “Colorado Guarantor”) in connection with the proposed guarantee by the Colorado Guarantor, along with the other guarantors under the Indenture (as defined below), of $150,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 (the “Notes”) to be issued by Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Capital Corporation, a Delaware corporation (together, the “Issuers”). The Notes are to be issued under an Indenture (the “Base Indenture”), dated May 23, 2013, among the Issuers, Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Fifth Supplemental Indenture thereto (the “Fifth Supplemental Indenture”), dated September 29, 2014, among Parent, the Issuers, the Trustee, the Colorado Guarantor and certain other indirect, wholly owned subsidiaries of Parent. The Base Indenture, as previously amended and supplemented, and as further amended and supplemented by the Fifth Supplemental Indenture, is referenced herein as the “Indenture.” The Notes are being guaranteed by the Colorado Guarantor pursuant to the guarantees included in the Indenture (the “Guarantees”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of solely the following:

(a) an executed copy of the Fifth Supplemental Indenture;

(b) an executed copy of each Guarantee;

(c) a Certificate of Good Standing, with respect to the Colorado Guarantor, from the State of Colorado dated as of September 26, 2014 (the “Certificate of Good Standing”); and

(d) copies of the Articles of Organization and Amended and Restated Operating Agreement for the Colorado Guarantor (the “Governing Documents”).

October 10, 2014

The documents described in clauses (a) through (b) above are herein collectively referred to as the “Transaction Documents” and items (a) through (d) above are referred to as the “Documents.”

We have also examined such documents and records of the Colorado Guarantor, certificates of public officials and representatives of the Colorado Guarantor, statutes and other instruments and documents as we have deemed necessary to enable us to render the opinions expressed below. As to questions of fact material to this opinion, which have not been independently established by us, we have relied upon the information set forth in the Documents, a certificate of an officer of the Colorado Guarantor and such other documents, records, certificates and instruments as we deemed necessary for purposes of this opinion without independent investigation. In such examination, we have assumed, with your consent, the genuineness of all signatures (other than those of the Colorado Guarantor), the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the due execution and delivery of each Transaction Document by the parties thereto (other than the Colorado Guarantor).

Further, the opinions set forth in paragraph 1 below, regarding the qualification and good standing of the Colorado Guarantor, (i) are based solely on our review of the Certificate of Good Standing, (ii) speak only as of the dates indicated thereon rather than the date hereof, and (iii) are limited to the meaning ascribed in such certificates by each applicable governmental or regulatory authority and applicable law.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring solely to the actual knowledge of the particular Davis Graham & Stubbs LLP attorneys who have represented the Colorado Guarantor in connection with the Transaction Documents and the transactions contemplated thereby and such other Davis Graham & Stubbs LLP attorneys who would reasonably be expected to have substantive knowledge of the matters covered by the opinions set forth below. We have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact of our representation of the Colorado Guarantor.

On the basis of the foregoing and subject to the comments and qualifications set forth below, it is our opinion that:

1. The Colorado Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Colorado. The Colorado Guarantor has the requisite limited liability company power to execute, deliver and perform its obligations under each Transaction Document.

2. The Colorado Guarantor has taken all limited liability company action necessary to authorize the execution and delivery of the Transaction Documents and the performance of its obligations thereunder.

3. Each Transaction Document has been duly executed and delivered on behalf of the Colorado Guarantor.

5. The execution, delivery and performance by the Colorado Guarantor of the Transaction Documents will not violate or otherwise contravene its Governing Documents.

October 10, 2014

The opinions herein are limited to the laws of the State of Colorado. We express no opinion with respect to the federal laws of the United States of America or the laws of any other jurisdiction.

This opinion is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts and circumstances which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about October 10, 2014 in accordance with the requirements of Rule 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP